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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                (Amendment No. 2)


                    Under the Securities Exchange Act of 1934




                                 Ridgeview, Inc.
                         ------------------------------
                                (Name of Issuer)



                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)




                                   765905 10 4
                         ------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

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CUSIP No.: 765905 10 4                                                    2 of 5


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1.       Name of Reporting Persons/I.R.S. Identification No. of Above Persons:

         Grace W. Gaither
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2.       Check the Appropriate Box if a Member of a Group

                                                      (a)  [ ]

                                                      (b)  [ ]

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3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number of                  5.      Sole Voting Power
Shares
Beneficially                       ---------------------------------------------
Owned by                   6.      Shared Voting Power
Each Reporting                       174,268
Person With                        ---------------------------------------------
                           7.      Sole Dispositive Power
                                           0
                                   ---------------------------------------------
                           8.      Shared Dispositive Power
                                     174,268
                                   ---------------------------------------------

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9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         174,268

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         N/A

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11.      Percent of Class Represented by Amount in Row (9)

         5.8%

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12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------


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                                                                          3 of 5

Item 1(a) Name of Issuer:

Ridgeview, Inc.
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Item 1(b) Address of Issuer's Principal Executive Offices:

2101 North Main Avenue, Newton, North Carolina  28658
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Item 2(a) Name of Person Filing:

Grace W. Gaither
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Item 2(b) Address of Principal Business Office or, if none, Residence:

P. O. Box 8, Newton, North Carolina  28658
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Item 2(c) Citizenship:

United States
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Item 2(d) Title of Class of Securities:

Common Stock
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Item 2(e) CUSIP Number:

765905 10 4
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Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

         (a)      [ ] Broker or Dealer registered under Section 15 of the
                      Exchange Act;
         (b)      [ ] Bank as defined in section 3(a)(6) of the Exchange Act;
         (c)      [ ] Insurance Company as defined in section 3(a)(19) of the
                      Exchange Act;
         (d)      [ ] Investment Company registered under Section 8 of the
                      Investment Company Act;
         (e)      [ ] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);
         (f)      [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
         (h)      [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;
         (i)      [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
         (j)      [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(5)


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                                                                          4 of 5

Item 4.  Ownership.

         (a)      Amount beneficially owned:

                  174,268
         -----------------------------------------------------------------------

         (b)      Percent of Class:

                  5.8%
         -----------------------------------------------------------------------

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote

                        0
                        --------------------------------------------------------

                  (ii)  Shared power to vote or to direct the vote

                        174,268
                        --------------------------------------------------------

                  (iii) Sole power to dispose or to direct the disposition of

                        0
                        --------------------------------------------------------

                  (iv)  Shared power to dispose or to direct the disposition of

                        174,268
                        --------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         N/A


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                                                                          5 of 5

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10. Certifications.

         N/A


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        February 16, 1999
                                                --------------------------------
                                                             (Date)

                                                /s/ Grace W. Gaither
                                                --------------------------------
                                                Grace W. Gaither